AMENDED AND RESTATED

ARTICLES OF INCORPORATION
OF GOCHIP INC.

The undersigned hereby certifies that:

1. He is the Chief Executive Officer, President, Treasurer and Secretary of GoChip Inc., a California corporation (the “Corporation”).

2. The Articles of Incorporation of the Corporation shall be amended and restated to read as follows:

ARTICLE I

The name of the Corporation is GoChip Inc.

ARTICLE II

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

The street and mailing address of the Corporation is 275 Airpark Boulevard, Suite 100, Chico, California 95973.

The name and address of the Corporation’s agent for service of process in the State of California, in accordance with subdivision (b) of Section 1502 of the General Corporation Law, is: Corporation Service Company, which will do business in California as CSC - Lawyers Incorporating Service.

ARTICLE IV

A. Class and Series of Stock. The total number of shares of capital stock that the Corporation is authorized to issue is forty-five million (45,000,000) shares. The Corporation is authorized to issue only one class of shares to be designated as Common Slock (the “Common Stock”).

The Common Stock shall be divided into two series. The first series shall consist of thirty-five million (35,000,000) shares and is designated Class A Common Stock. The second series shall consist of ten million (10.000,000) shares and is designated Class B Common Stock. Shares of Common Stock issued and outstanding as of the date of filing of these Amended and Restated Articles of Incorporation shall be automatically converted into shares of Class A Common Stock on a one-to-one basis, effective as of the date hereof.

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B. Voting. Each holder of shares of Class A Common Stock shall be entitled to one hundred (100) votes for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation. Each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the shareholders of the Corporation.

ARTICLE V

A. The liability of directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

B. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Sections 204 and 317 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders. The Corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where the Corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

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3. The foregoing amendment and restatement of the Articles of Incorporation of the Corporation, as amended (the “Amendment”), has been duly approved by the Board of Directors of the Corporation.

4. The Amendment has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the Amendment is [24,893,191] shares of Common Stock. The number of shares voting in favor of the Amendment equaled or exceeded the vote required, such required vote being a majority of the total number of outstanding shares of Common Stock.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned declares under penalty of perjury under laws of the State of California that the matters set forth herein are true and correct.

DATE: August 31, 2015	/s/ John Strisower
John Strisower
Chief Executive Officer, President,
Treasurer and Secretary

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